EXHIBIT 10

DESCRIPTION OF BRADLEY KREHBIEL 2010 INCENTIVE PLAN

Under the Bradley Krehbiel 2010 Incentive Plan, Mr. Krehbiel is eligible to receive restricted common stock of HMN Financial, Inc. (the “Company”) with a grant-date fair market value of up to $132,000 based on the Company’s achievement of budgeted financial goals and the attainment of certain strategic objectives.

Two thirds of any restricted stock awarded under the plan would vest two years from the date awarded, with the remaining one third of the award vesting three years from the award date. The sale of vested shares would be restricted until the preferred shares issued to the United States Treasury in connection with its Capital Purchase Program under the Troubled Asset Relief Program are no longer outstanding.